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                                                                    Exhibit 99.1

CONTACT INFORMATION:
Investors:
Kate Rajeck
Quokka Sports Inc.
415/908-3800
investor.relations@quokka.com

Press:
Caryn Marooney
OutCast Communications
415/392-8282
caryn@outcastcom.com


           Alvaro Saralegui Named President and CEO of Quokka Sports,
                     Al Ramadan Named Chairman of the Board

o Media Veteran Saralegui to Focus on Company's Expansion into Mainstream Sports
           o Founder Ramadan to Oversee Company's Strategic Direction

SAN FRANCISCO, CA; October 31, 2000, Quokka Sports, Inc. (Nasdaq: QKKA), a leading provider of sports entertainment for the digital world(TM), today announces that effective immediately, founder Alan Ramadan will assume the role of Chairman of the Board to oversee strategic direction of the Company. Alvaro Saralegui, currently Chief Operating Officer, will become Quokka Sports' new President and Chief Executive Officer and will join the company's board of directors.

Saralegui brings 15 years experience in the sports media industry to his role at Quokka Sports. Prior to joining Quokka in April 1999 as COO, Saralegui was general manager of Sports Illustrated, where he was a member of the team who built Sports Illustrated into a dominant sports publication and was responsible for the development of their Internet strategy and launch of CNNSI.com. Saralegui most recently served as group publisher of the People Magazine Group. During his tenure at Time Warner, Saralegui spent 15 years at Sports Illustrated and was responsible for the negotiation of all of Sports Illustrated's Olympic partnerships during the 1990s. He also held the positions of head of finance, director of marketing, and director of advertising sales for Sports Illustrated. During his time as COO of Quokka Sports, Saralegui has been responsible for the company's day-to-day operations, as well orchestrating strategic relationships, including the ongoing relationship with NBC Sports.

"I take great pride in announcing that Alvaro Saralegui will become Quokka's new president and chief executive officer," said Alan Ramadan. "His promotion represents a formalization of our roles and recognizes the outstanding leadership he has demonstrated during his time at Quokka. I believe that Alvaro's experience and expertise will continue to accelerate Quokka's growth into mainstream sports and our drive to profitability."

During Saralegui's time with Quokka, the company has expanded its sports verticals from its initial focus of niche sports such as sailing, and motor racing to more mainstream sports. Major expansions and



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partnerships under Saralegui have included:

     o Acquisition of golf.com - a leading golf vertical. This drive into the golf sector has also included the digital coverage of major golf events including the US Open at Pebble Beach, The Presidents Cup and others.

     o Pending acquisition of Total Sports - a leader in US mainstream sports verticals including Major League Baseball, college basketball, college football and other NCAA championships such as the College World Series.

     o  NBC/Quokka Ventures - leadership with a joint venture between NBC
        Sports and Quokka Sports to produce digital coverage of the Olympic games through Athens in 2004. This venture produced the number one Olympic web site for the Sydney Games, www.nbcolympics.com. and won gold medals from ESPN Magazine, Nielsen//NetRatings, Sports Illustrated and Web Criteria among others. NBC/Quokka Ventures recently signed a joint agreement with the Salt Lake Organizing Committee for the Winter Olympic Games of 2002 to produce the official worldwide web site of the 2002 Olympics.

Ramadan's commitment to the company and its goal of becoming a great, enduring digital sports entertainment company is stronger than ever. As Chairman of the Board, Ramadan will continue to provide strategic direction and vision for Quokka Sports as well as identify new development initiatives and business opportunities. Fellow founders Dick Williams and John Bertrand will continue to be involved in the Company. Williams will assume the role of Vice-Chairman of the Board and Bertrand will remain on the board of directors.

"Dick Williams and John Bertrand have been instrumental in building our great company. They have been great mentors to me; much of our success can be attributed to their great leadership and commitment to our original vision of revolutionizing the way the world experiences sport. I am delighted that Dick and John are continuing their active involvement in what is the next phase of our company's development," said Alan Ramadan.

"I am very proud be a part of such an outstanding management team, and in particular, to work with Alan Ramadan, a true visionary," said Saralegui. "I believe the opportunity for Quokka Sports is greater now than ever. We have all the ingredients and momentum to truly change the way the world experiences sport."

ABOUT QUOKKA SPORTS
Quokka Sports, a leading provider of sports entertainment for the digital world(TM), creates complete interactive sports experiences that fulfill the passions of sports enthusiasts worldwide. Quokka Sports (Quokka.com) leverages digital technology to offer rich, immersive presentations that include live event coverage, analysis, news and information, audio and text dispatches from athletes, games, community forums, and premium shopping. The Quokka Sports Network is comprised of several sport verticals that feature some of the world's premier sporting properties. These include Golf (Golf.com, PresidentsCup.com) year-round coverage of Olympic sports (NBCOlympics.com, SaltLake2002.com), Sailing (QuokkaSailing.com, AmericasCup.org, BTChallenge.com, VolvoOceanRace.org), Motor Racing (CART.com, MotoGP.com) and Action Sports (MountainZone.com coverage of skiing, climbing, hiking, snowboarding, adventure racing and mountain biking). Quokka Sports develops its content for a broad range of digital platforms from narrowband and broadband Internet to wireless and converged devices.



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Quokka Sports' innovative sports entertainment productions are enabled by Quokka
Performance Team members Compaq Computer Corporation, Computer Associates International, Inc. and Intel Corporation. Quokka Sports has offices in San Francisco, London, New York and Seattle.